                                                                     EXHIBIT 4.2

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         BRISTOL HOTELS & RESORTS, INC.


         Pursuant to the provisions of Section 245 of the Delaware General Corporation Law (the "DGCL"), Bristol Hotels & Resorts, Inc., a Delaware corporation (the "Company"), does hereby certify as follows:

         1.      The original name of the Company is Bristol Hotels & Resorts,
                 Inc.

         2. The original Certificate of Incorporation of the Company was filed in the office of the Secretary of State of Delaware on March 20, 1998.

         3. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

         4. The text of the Certificate of Incorporation of the Company is hereby amended and restated in its entirety to read as follows:

                 FIRST. The name of the corporation is Bristol Hotels & Resorts (the "Company").

                 SECOND. The address of the Company's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

                 THIRD. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                 FOURTH. Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 125,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share, and 25,000,000 shares of Preferred Stock, par value $0.01 per share.

         Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the "Board") is hereby authorized to authorize the issuance of shares of Preferred Stock in any series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of any series. The authority of the Board with respect to each series will include, without limiting the generality or effect of the foregoing, the determination of any or all of the following:

                 (a) The number of shares of any series and the designation to distinguish the shares of the series from the shares of all other series;

                 (b) The voting powers, if any, and whether such voting powers are full or limited in the series;

                 (c) The redemption provisions, if any, applicable to the series, including the redemption price or prices to be paid;

                 (d) Whether dividends, if any, will be cumulative or noncumulative, the dividend rate of the series, and the dates and preferences of dividends on the series;

                 (e) The rights of the series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

                 (f) The provisions, if any, pursuant to which the shares of the series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

                 (g) The right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

                 (h) The provisions, if any, of a sinking fund applicable to the series; and

                 (i) Any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions of the series;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of Preferred Stock (collectively, a "Preferred Stock Designation").

         Section 3. Common Stock. Except as may otherwise be provided in a Preferred Stock Designation or as a result of Article Seventh, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by that holder as of the record date for that meeting.

                 FIFTH. The Board may make, amend, and repeal the Bylaws of the Company. Any Bylaw made by the Board under the powers conferred by this Article Fifth may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Company. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, Bylaws 1, 3, 8, 10, 11, 12, 13, 34, and 40 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of record of at least 80% of the Voting Stock, voting together as a single class. For

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
the purposes of this Certificate of Incorporation, "Voting Stock" means capital stock of the Company of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of record of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article Fifth.

                 SIXTH. Subject to the rights of the holders of any series of Preferred Stock:

                 (a) Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

                 (b) Special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the "Chairman") or a Vice Chairman of the Board (the "Vice Chairman"), (ii) the Secretary of the Company (the "Secretary") within ten calendar days after receipt of the written request of a majority of the total number of Directors then in office (the "Whole Board"), and (iii) as provided in Bylaw 3.

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of record of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article Sixth.

                 SEVENTH. Section 1. (a) Definitions. For the purpose of this Article Seventh, the following terms have the following meanings when used herein with initial capital letters:

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Beneficial Ownership" has the meaning ascribed to that term under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule is in effect on June 1, 1998. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" have correlative meanings.

         "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation, or executive order to close.





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
         "Charitable Beneficiary" means one or more beneficiaries of the Charitable Trust as designated pursuant to Section 3(f) of this Article Seventh.

         "Charitable Trust" means any trust provided for in Section 3(f) of this Article Seventh.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Excepted Holder" means (a) any stockholder of the Company for whom an Excepted Holder Limit is created by the Board pursuant to Section 2(f) of this Article Seventh, and (b) any stockholder who acquires record and Beneficial Ownership of Voting Stock as of the Initial Date in excess of the Ownership Limit so long as such stockholder does not increase his or her percentage equity interest in the Company.

         "Excepted Holder Limit" means (a) with respect to any Excepted Holder described in clause (a) of the definition thereof, the percentage limitation, including the terms and conditions thereof, established by the Board pursuant to this Article Seventh; or (b) with respect to any Excepted Holder described in clause (b) of the definition thereof, the percentage equity interest in the Company represented by that stockholder's record and Beneficial Ownership of Voting Stock as of the Initial Date less any Transfers of record and Beneficial Ownership of shares of Voting Stock by such stockholder after the Initial Date.

         "Initial Date" means the date upon which Common Stock was distributed to holders of common stock of Bristol Hotel Company.

         "Market Price" on any date means, with respect to any class or series of outstanding Voting Stock, the Closing Price for the Voting Stock on that date. The "Closing Price" on any date means the last sale price for the Voting Stock, regular way, or, in case no sale takes place on that day, the average of the closing bid and ask prices, regular way, for the Voting Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Voting Stock is not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Voting Stock is listed or admitted to trading or, if the Voting Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the- counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Voting Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Voting Stock selected by the Board (in any such case, the "Exchange") or, if no trading price is available for the Voting Stock, the fair market value of the Voting Stock, as determined in good faith by the Board.

         "Ownership Limit" means not more than 9.9% (by voting power or total number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock and 9.9% of any series or class of other outstanding Voting Stock. The number and voting power of





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
outstanding Voting Stock will be determined by the Board in good faith, which determination will be conclusive for all purposes hereof.

         "Person" means an individual, corporation, partnership, limited liability company, estate, trust, association, foundation, joint stock company, or other entity and also includes a group as that term is used in Section 13(d)(3) of the Exchange Act, and a group to which an Excepted Holder Limit applies.

         "Prohibited Owner" means, with respect to any purported Transfer, any Person who, but for the provisions of this Article Seventh, would Beneficially Own an amount of Voting Stock in excess of the Ownership Limit, and if appropriate in the context, also means any Person who would have been the record owner of Voting Stock that the Prohibited Owner would have so beneficially owned.

         "Restriction Termination Date" means December 31, 2000 or such earlier date as may be fixed for purposes hereof by the Board.

         "Transfer" means any sale, transfer, gift, assignment, devise, or other disposition, whether or not for value and whether by contract, by operation of law, or otherwise. The terms "Transferring" and "Transferred" have correlative meanings.

         "Trustee" means the Person appointed by the Board to serve as trustee of the Charitable Trust.

         Section 2. Ownership Limitations. During the period commencing on the Initial Date and ending on the Restriction Termination Date:

                 (a) Basic Restrictions. No Person, other than an Excepted Holder, may Beneficially Own Voting Stock in excess of the Ownership Limit, and no Excepted Holder may Beneficially Own Voting Stock in excess of the Excepted Holder Limit for such Excepted Holder.

                 (b) Transfer in Trust. If any Transfer of Voting Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the Exchange) occurs which, if effective, would result in any Person Beneficially Owning Voting Stock in violation of Section 2(a) of this Article Seventh, then:

                          (i) The amount of Voting Stock the Beneficial Ownership of which otherwise would cause that Person to violate Section 2(a) (rounded up to the nearest whole share) will be, without further action, transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 3 of this Article Seventh, effective as of the close of business on the Business Day prior to the date of the Transfer, and that Person will acquire no rights in the Voting Stock; or





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
                          (ii) If the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 2(a) of this Article Seventh, then the Transfer of Voting Stock that otherwise would cause the Person to violate Section 2(a) will be void ab initio, and the intended Transferee will acquire no rights in the Voting Stock.

                 (c) Remedies for Breach. If the Board or any duly authorized committee thereof at any time determines that a Transfer or other event has taken place that results in a violation of Section 2(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any Voting Stock in violation of Section 2(a) (whether or not such violation is intended), the Board or a committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent that Transfer or other event, including without limitation causing the Company to redeem Voting Stock, refusing to give effect to that Transfer on the books of the Company or instituting proceedings to enjoin that Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 2(a) will automatically result in the Transfer to the Charitable Trust described above, and, where applicable, the Transfer (or other event) will be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

                 (d) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership of Voting Stock that will or may violate Section 2(a), or any Person who would have owned the Voting Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 2(b) of this Article Seventh, must immediately give written notice to the Company of that event, or in the case of a proposed or attempted transaction, give at least ten Business Days prior written notice, and must provide to the Company such other information as the Company may request in order to determine the effect, if any, of that Transfer under this Article Seventh.

                 (e) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article Seventh, the Board will have the power conclusively to determine the application of the provisions of this Article Seventh with respect to any situation based on the facts then known to it. If this Article Seventh and this Certificate of Incorporation fails to provide specific guidance with respect to any situation, the Board will have the power to determine the action to be taken so long as the action is not contrary to the provisions of this Article Seventh.

                 (f) Exceptions. (i) The Board, in its sole discretion, may exempt a Person from the Ownership Limit, and may establish or increase an Excepted Holder Limit for such Person on such terms and subject to such conditions as the Board determines in its sole discretion.

                          (ii) An underwriter which participates in a public offering or a private placement of Voting Stock (or securities convertible into or exchangeable for Voting Stock) may Beneficially Own Voting Stock (or securities convertible into





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
                 or exchangeable for Voting Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

                          (iii) The Board may only reduce the Excepted Holder Limit for an Excepted Holder (A) with the written consent of such Excepted Holder at any time, or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

                          (iv) A Person shall not become a Prohibited Owner if that Person shall become the Beneficial Owner of Voting Stock in excess of the Ownership Limit solely as a result of a reduction in the number of shares of Voting Stock by the Company, unless and until such time as that Person shall purchase or otherwise become (as a result of actions taken by such Person or its Affiliates) the Beneficial Owner of additional shares of Voting Stock.

                 (g) Legend. Through the Restriction Termination Date, each certificate for Voting Stock will bear substantially the following legend (as modified from time to time by action of the Board):

                 The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Transfer provided in the Company's Certificate of Incorporation, as amended from time to time, under which, subject to certain exceptions, no Person may Beneficially Own Voting Stock in excess of 9.9% (by voting power or number of shares) of the outstanding Voting Stock of the Company. Any Person who Beneficially Owns or attempts to Beneficially Own Voting Stock which causes or will cause any Person to Beneficially Own Voting Stock in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on Transfer or Ownership are violated, the shares represented hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Company's Certificate of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and Ownership, will be furnished to each holder of Voting Stock of the Company on request and without charge.

Instead of the foregoing legend, the certificate may state that the Company will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

         Section 3. Transfer of Voting Stock in Trust. (a) Ownership in Trust. Upon any purported Transfer or other event described in Section 2(a) that would result in a Transfer of





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
Voting Stock to a Charitable Trust, such Voting Stock will be deemed to have been Transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 2(a). Each Charitable Beneficiary will be designated by the Company as provided in Section 3(f).

                 (b) Status of Shares Held by the Trustee. Voting Stock held by the Trustee will be issued and outstanding Voting Stock of the Company. The Prohibited Owner will have no rights in the Voting Stock held by the Trustee, will not benefit economically from ownership of any Voting Stock held in trust by the Trustee, will have no rights to dividends, and will not possess any rights to vote or other rights attributable to the Voting Stock held in the Charitable Trust.

                 (c) Dividend and Voting Rights. The Trustee will have all voting rights and rights to dividends or other distributions with respect to Voting Stock held in the Charitable Trust which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that Voting Stock has been Transferred to the Trustee will be paid with respect to that Voting Stock to the Trustee by the Prohibited Owner upon demand of the Trustee and any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee will be held in trust for the Charitable Beneficiary. Effective as of the date that Voting Stock has been Transferred to the Trustee, the Trustee will have the authority (at the Trustee's sole discretion) to
         (i) rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that Voting Stock has been transferred to the Trustee and (ii) recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this Article Seventh, until the Company has received notification that Voting Stock has been transferred into a Charitable Trust, the Company will be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

                 (d) Sale of Shares by Trustee. Within 20 Business Days of receiving notice from the Company that Voting Stock has been Transferred to the Charitable Trust, the Trustee will sell the Voting Stock held in the Charitable Trust to a Person, designated by the Trustee, whose ownership of the Voting Stock will not violate the ownership limitations set forth in Section 2(a) of this Article Seventh. Upon such sale, the interest of the Charitable Beneficiary in the Voting Stock sold will terminate and the Trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 3(d). The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the Voting Stock or, if the Prohibited Owner did not give value for the Voting Stock in connection with the event causing the Voting Stock to be held in the Charitable Trust (e.g., in the case of a gift, devise or other similar transaction), the Market Price of the Voting Stock on the day of the event causing the Voting Stock to be held in the Charitable Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the Voting Stock held in the Charitable





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
         Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner will be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that Voting Stock has been Transferred to the Trustee, the Voting Stock is sold by a Prohibited Owner, then (i) the Voting Stock will be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for that Voting Stock that exceeds the amount that the Prohibited Owner was entitled to receive pursuant to this Section 3(d), such excess will be paid by the Prohibited Owner to the Trustee upon demand.

                 (e) Purchase Right in Shares Transferred to the Trustee. Voting Stock Transferred to the Trustee will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts the offer. The Company will have the right to accept the offer until the Trustee has sold the Voting Stock held in the Charitable Trust pursuant to Section 3(d) of this Articles Seventh. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the Voting Stock sold will terminate and the Trustee will distribute the net proceeds of the sale to the Prohibited Owner.

                 (f) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Company will designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that Voting Stock held in the Charitable Trust would not violate the restrictions set forth in
         Section 2(a) in the hands of such Charitable Beneficiary. Each organization designated under this Section 3(f) must be described in
         Section 501(c)(3) of the Code and contributions to the organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

         Section 4. Exchange Transactions. Nothing in this Article Seventh precludes the settlement of any transaction entered into through the facilities of the Exchange. The fact that the settlement of any transaction is so permitted will not, however, negate the effect of any other provision of this Article Seventh and any Transferee in such a transaction is subject to all of the provisions set forth in this Article Seventh.

         Section 5. Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article Seventh.

         Section 6. Non-Waiver. No delay or failure on the part of the Company or the Board in exercising any right hereunder will operate as a waiver.

                 EIGHTH. Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three nor more than 15 and will be fixed from time to time in the manner described in the Bylaws of the Company. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time





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
for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III, all as determined by action of the full Board. At any meeting of stockholders at which Directors are to be elected, commencing with the 1999 meeting of stockholders, the number of Directors elected may not exceed the greatest number of Directors then in office in either class of Directors not standing for election at such meeting. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 1999; the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2000; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2001, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company, the successors of the class of Directors whose terms expire at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected.

         Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Company.

         Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of (a) the holders of any series of Preferred Stock or (b) any party to the Stockholders Agreement (the "Stockholders Agreement") among the Corporation, Bass plc, Bass America, Inc., Holiday Corporation and United/Harvey Holdings, L.P. to elect additional Directors, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, by a sole remaining Director, or, if there is no remaining Director, by the stockholders. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

         Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock or of any party to the Stockholders Agreement to elect additional Directors under circumstances specified in a Preferred Stock Designation or the Stockholders Agreement, any Director may be removed from office (a) by the Board as provided in the Bylaws and (b) by the stockholders only for cause and only in the manner provided in this Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of





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
at least 80% of the Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

         Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article Eighth.

                 NINTH. To the fullest extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article Ninth will not adversely affect any right or protection of a Director of the Company in respect of any act or omission occurring in whole or in part prior to such repeal or modification.

                 TENTH. Each Person who is or was or had agreed to become a Director or officer of the Company, and each such Person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such Person), will be indemnified by the Company to the fullest extent permitted by the DGCL or any other applicable law as currently or hereafter in effect. The right of indemnification provided in this Article Tenth (a) will not be exclusive of any other rights to which any Person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts) and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article Tenth. Without limiting the generality or the effect of the foregoing, the Company may adopt Bylaws, or enter into one or more agreements with any Person, which provide for indemnification greater or otherwise different than that provided in this Article Tenth or the DGCL, and any such agreement approved by the Whole Board will be a valid and binding obligation of the Company regardless of whether one or more members of the Board, or all members of the Board, are parties thereto or to similar agreements. Notwithstanding anything to the contrary in this Article Tenth, in the event that the Company enters into a contract with any Person providing for indemnification of such Person, the provisions of such contract will exclusively govern the Company's obligations in respect of indemnification for or advancement of fees or disbursements of such Person's counsel or any other professional engaged by such Person. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Tenth will not adversely affect any right or protection existing hereunder, or arising out of events occurring or circumstances existing, in whole or in part, prior to such amendment, repeal, or adoption and no such amendment, repeal, or adoption, will affect





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the legality, validity, or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal, or adoption.

         This Amended and Restated Certificate of Incorporation shall be effective at 4:00 p.m. (Eastern Time) on July 27, 1998.

         EXECUTED as of July 27, 1998.

                                            BRISTOL HOTELS & RESORTS, INC.


                                            By:     /s/ Jeffrey P. Mayer
                                               -------------------------------
                                                        Jeffrey P. Mayer
                                                    Senior Vice President and
                                                     Chief Financial Officer


ATTEST:


         /s/ Linda Kelso
--------------------------
A. Secretary





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